ATLANTA | CHICAGO | CINCINNATI | CLEVELAND COLUMBUS | DAYTON | LOS ANGELES | MINNEAPOLIS NEW YORK | SILICON VALLEY | WASHINGTON, D.C.

January 26, 2026

Advisers Investment Trust

50 S. LaSalle Street

Chicago, Illinois 60603

Re:	Advisers Investment Trust; File Nos. 333-173080 and 811-22538

Ladies and Gentlemen:

A legal opinion that we prepared was filed with Post-Effective Amendment No. 28 to the Registration Statement for Advisers Investment Trust (the “Legal Opinion”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 119 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP